Exhibit 99.2

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group, Inc. Announces Cash Tender Offer and Consent Solicitation for its 9.00% Senior Secured Notes Due 2018 (CUSIP Nos. 12621E AD5 (Rule 144A) and U1746E AA1 (Regulation S))

Carmel, Ind. September 4, 2012 - CNO Financial Group, Inc. (NYSE:CNO) (“CNO”) announced today that it commenced a cash tender offer (the “Tender Offer”) to purchase any and all of its 9.00% Senior Secured Notes due 2018 (the “Notes”), currently outstanding in the aggregate principal amount of $275.0 million.
In connection with the Tender Offer, CNO is soliciting the consents (the “Consents”) of holders of the Notes to certain proposed amendments to the indenture governing the Notes (the “Consent Solicitation”). The purpose of such Consent Solicitation and amendments is to eliminate substantially all of the restrictive covenants contained in the indenture and certain events of default and related provisions.
The Tender Offer will expire at 12:00 midnight, New York City time, at the end of Monday, October 1, 2012, unless extended or earlier terminated by CNO in its sole discretion (such time and date, as the same may be extended, the “Expiration Date”).
Under the terms of the Tender Offer, holders of Notes who validly tender and do not validly withdraw their Notes and consents on or before 5:00 p.m., New York City time, on September 17, 2012 (such time and date, as the same may be extended or earlier terminated by CNO in its sole discretion, the “Consent Date”), will receive the “Total Consideration,” which is equal to $1,173.65 per $1,000 in principal amount of Notes validly tendered. The Total Consideration is equal to the redemption price (exclusive of accrued and unpaid interest) that would be payable if CNO had exercised its option under the indenture governing the Notes to redeem the Notes at a price equal to $1,000 plus the Applicable Premium (as defined in the indenture), based on an assumed redemption date that is the same as an assumed initial payment date (the “Initial Payment Date”) of September 28, 2012. The actual Initial Payment Date will be selected by CNO following the occurrence of both the Consent Date and the satisfaction or waiver of the conditions to consummation of the Tender Offer and the Consent Solicitation. The Total Consideration will not change if the actual Initial Payment Date is a date other than September 28, 2012. In addition, accrued and unpaid interest to, but not including, the applicable date of payment for the Notes accepted for purchase will be paid.
The Total Consideration includes a payment of $30 per $1,000 in principal amount of notes tendered by the Consent Date (the “Consent Payment”). Holders of Notes who validly tender and do not validly withdraw their Notes after the Consent Date, but on or before the Expiration Date, will receive the Total Consideration less the Consent Payment.

CNO Financial (2)
September 4, 2012

Holders of Notes will not be able to revoke their consents after the Consent Date.
CNO expects, on the Initial Payment Date, to call for redemption any Notes that have not been validly tendered on or before 5:00 p.m., New York City time, on the day immediately preceding the Initial Payment Date in accordance with the redemption provisions of the indenture and to satisfy and discharge its obligations under such Notes and the indenture governing the Notes in accordance with the satisfaction and discharge provisions of the indenture. Upon completion of the satisfaction and discharge of the Notes that have not been validly tendered on or before 5:00 p.m., New York City time, on the day immediately preceding the Initial Payment Date and the indenture governing the Notes, all of the collateral securing such Notes under the indenture and the related security documents will be released and any remaining restrictive covenants and certain additional events of default contained in the indenture governing the Notes will cease to have effect.
The terms and conditions of the Tender Offer and Consent Solicitation are included in CNO's offer to purchase and consent solicitation statement dated September 4, 2012 (the “Offer to Purchase”) and the related letter of transmittal. CNO does not make any recommendation as to whether holders of the Notes should tender their Notes pursuant to the Tender Offer or deliver Consents pursuant to the Consent Solicitation.
The obligation of CNO to accept for purchase Notes tendered pursuant to the Tender Offer or pay for the Consents delivered pursuant to the Consent Solicitation is conditioned upon (a) the completion of a proposed private offering of senior notes on terms and conditions satisfactory to CNO, (b) the satisfaction of all conditions to the effectiveness of a proposed new credit facility and (c) the non-occurrence of each of the general conditions, as specified further in the Offer to Purchase. If any of the conditions are not satisfied, CNO is not obligated to accept for purchase, and may delay the acceptance for purchase of, any tendered Notes. CNO may also terminate the Tender Offer and the Consent Solicitation at any time in its sole discretion.
This press release is for informational purposes only and does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.
Requests for documents relating to the Tender Offer may be directed to Global Bondholder Services Corporation, the Information Agent, at (866) 470-4500 or (212) 430-3774. Goldman, Sachs & Co. and J.P. Morgan Securities LLC will act as Dealer Managers and Solicitation Agents for the Tender Offer and the Consent Solicitation. Questions regarding the Tender Offer and Consent Solicitation may be directed to Goldman, Sachs & Co. at (800) 828-3182 or (212) 902-5183 or to J.P. Morgan Securities LLC at (800) 245-8812 or (212) 270-1200.

About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.